UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2017
Date of Report (Date of earliest event reported)

GALA GLOBAL INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-52044	42-1771014
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2780 South Jones Blvd., #3725, Las Vegas, Nevada		89146
(Address of principal executive offices)		(Zip Code)

(702) 900-6074

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 3.02	Unregistered Sales of Equity Securities

The following restricted shares were issued pursuant to agreements:

1)	As previously reported, on or about March 24, 2017, Greengro Technologies Inc. converted a note payable into 1,387,970 restricted shares. The shares were issued as follows: Greengro Technologies Inc. – 462,657 shares, Haas Inc. - 462,657 shares, Owen Naccarato – 462,656 shares.

As of 6-16-2017, Haas Inc. - 462,657 shares, Owen Naccarato – 462,656 shares, transferred their shares to Greengro Technologies, Inc.

2)	As previously reported, on or about March 24. 2017 Owen Naccarato converted a note payable into 490,742 restricted shares. The shares were issued as follows: Greengro Technologies Inc. – 163,580 shares, Haas Inc. – 163,581 shares, Owen Naccarato – 163,581 shares.

As of 6-16-2017, Haas Inc. – 163,581, transferred his shares to Greengro Technologies, Inc.

3)	As of 6-16-2017, James Haas assigned, 75,000 of his preferred shares to Greengro Technologies, Inc.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On June 13, 2017, Dr. Maqsood Rehman was appointed as the Company’s Chief Operating Officer (COO).

His biography is set forth below:

Dr. Maqsood Rehman (Max) recently worked as a Global Soybean Breeding Leader for Dow Agrosciences at Indianapolis, Indiana. Prior to that he worked as a soybean breeder for Monsanto Company at Oxford, Indiana. Max has Masters and PhD degrees in Plant Science from University of Idaho, U.S.A. and Post Doctorate from University of Missouri-Columbia, Missouri. He has a diversified scientific background with training, and 10 plus years of practical experience in plant breeding, quantitative and molecular genetics and cytogenetics and project management.

As Global Soybean Breeding Lead, he provides leadership to the soybean breeding organization for the successful launch of competitive soybean varieties in North America and Latin America. He develops breeding strategies and develops budgets needed to accomplish breeding goals. Max bridges gaps by bringing stakeholders (Breeding, labs, business and commercial) and aligns breeding goals with global business goals through effective communication. Implementation of innovative ideas aligned with business and R&D for value creation. Max brings efficiency within resources that lead towards a fast genetic gain in soybean. Max develops teams and provides effective and transparent communication process to achieve deliverables.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

/s/ Timothy Madden	Date:	June 19, 2017
CEO

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